FOR: International Speedway Corporation
 APPROVED BY: Wes Harris
 Director of Investor Relations
(386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS FOURTH QUARTER AND YEAR-END RESULTS

DAYTONA BEACH, FLORIDA January 22, 2004 International Speedway Corporation (ISC) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported results for the fourth quarter and year ended November 30, 2003.

Total revenue for the 2003 fourth quarter was $164.7 million, compared to $171.7 million in 2002. Operating income for the fourth quarter was $56.5 million compared to $65.3 million for the prior year. Net income was $31.6 million, or $0.60 per diluted share, compared to $37.0 million, or $0.70 per diluted share, in the fourth quarter of 2002. Results for the fourth quarter of 2003 were impacted by the timing of Darlingtons fall Winston Cup event, which was held in the fourth quarter of 2002 and the third quarter of 2003. In addition, this years fourth quarter results include a $2.5 million pre-tax charge, or $0.03 per diluted share after-tax, to reflect CARTs refusal to return the organization and rights fee previously paid by ISC for the California Speedway event. As previously announced, Californias CART event was cancelled due to wildfires in the region at that time. Actual 2003 fourth quarter revenue and earnings results are at the upper end of the Companys previous range of guidance, before the aforementioned $0.03 per diluted share after-tax charge stemming from the cancelled CART race at California.

For the full year ended November 30, 2003, total revenue increased to a record $575.7 million from $550.6 million in the prior year. Operating income for 2003 was $191.7 million, as compared to $194.2 million in 2002. Net income was $105.4 million, or $1.98 per diluted share, in 2003. The 2003 results include a $0.03 per diluted share after-tax charge relating to a track reconfiguration project at Homestead-Miami Speedway and the aforementioned $0.03 per diluted share after-tax charge for Californias cancelled CART race. For 2002, income before the cumulative effect of an accounting change was $106.3 million, or $2.00 per diluted share. Net loss for the year ended November 30, 2002 was $411.0 million, or $7.74 per diluted share, which included a one-time charge of $517.2 million, or $9.74 per diluted share, associated with the adoption of Statement of Financial Accounting Standards No. 142.

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ISC hosted eight major motorsports event weekends during the fourth quarter of fiscal 2003, six of which were anchored by NASCAR Winston Cup Series races. Highlights of the quarter included sold-out attendance for the NASCAR Winston Cup and Busch series weekend at Kansas and the IRL/ARCA weekend at Chicagoland. ISC also hosted capacity crowds for the Cup events in Richmond, Phoenix and Homestead-Miami, as well as a record crowd for Richmonds Busch Series race. In addition, increased attendance was posted for North Carolinas Cup and Busch events, Californias IRL IndyCar and NASCAR Craftsman Truck races, and the Busch events at Homestead-Miami and Phoenix. While results from Talladega were less than expected, the weekends Winston Cup and ARCA events showcased outstanding racing and the Cup series EA Sports 500 generated the highest television rating ever for a Winston Cup race broadcast in direct competition with the NFL.

The fourth quarter of 2003 closed out a challenging, yet successful year for the Company, commented Lesa France Kennedy, President of International Speedway Corporation. NASCARs domestic television broadcast rights fees were the biggest driver of our record total revenue for 2003 and increases in corporate spending for both sponsorship and hospitality also contributed to full year results. Looking at the fourth quarter, the biggest news occurred at the Ford Championship Weekend at Homestead-Miami, with the successful debut of that facilitys newly reconfigured racing surface. Driver and fan response was overwhelmingly positive, as evidenced by the outstanding on-track competition and 15 percent increase in weekend attendance. In fact, the Cup series Ford 400 sold out for the first time since 1999. In addition to our success at Homestead-Miami, we posted increased event attendance at nearly all of our facilities during the quarter, which we believe is an indication of improving consumer spending trends.

Speedweeks kicks off on January 31, 2004, with the Grand American Rolex 24 at Daytona and culminates with the 46th running of the Daytona 500 on February 15th. TNT and NBC are teamed up to broadcast several Speedweeks events including the NASCAR NEXTEL Cup Series Budweiser Shootout, Gatorade 125s and Daytona 500, as well as the NASCAR Busch Series Hersheys Kisses 300. In addition, SPEED Channel will provide over 70 hours of coverage from Speedweeks, including the NASCAR Craftsman Truck Series Florida Dodge Dealers 250, which will run under the lights for the first time this year.

Ms. France Kennedy concluded, We are looking forward to the start of the 2004 racing season and are very optimistic in our outlook for the coming year. We expect the NASCAR domestic broadcast television rights revenue increase of 21 percent to be the main driver of top-line growth. In addition, solid increases in corporate spending and attendance-related revenue for our events are expected to fuel growth. Several initiatives put in place in 2003 will also contribute to our success. The realigned NASCAR NEXTEL Cup weekend in California will result in incremental revenue and earnings for ISC, as well as increased exposure for our broadcast and marketing partners. In addition, Nextels title sponsorship is expected to increase consumer and corporate awareness of NASCAR racing, which will benefit all involved. Finally, we believe we are in an excellent strategic and financial position to move quickly to capitalize on external growth opportunities.

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The Company reiterates its full year guidance for fiscal 2004 of total revenue between $615 and $635 million and earnings between $2.30 and $2.38 per diluted share. The Company also reiterates its guidance for the fiscal 2004 first quarter of total revenue between $140 and $145 million and earnings between $0.51 and $0.53 per diluted share.

ISC management will host a conference call today with investors at 9:00 a.m. Eastern Time which may be accessed via the Internet at the Companys Web site, www.iscmotorsports.com, under the Investor Relations section.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 12 of the nations major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania. Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name Americrown. For more information, visit the Company's Web site at www.iscmotorsports.com.

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Statements made in this release that express the Companys or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Companys results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Balance Sheets

	November 30, 2002	2003
	(In Thousands)	
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 109,263	$ 223,973
Short-term investments	200	201
Receivables, less allowance of $1,500 in 2002 and 2003	30,557	37,996
Inventories	4,799	5,496
Prepaid expenses and other current assets	3,784	4,078
Total Current Assets	148,603	271,744
Property and Equipment, net of accumulated depreciation of $192,433 and $235,672, respectively	859,096	884,623
Other Assets:		
Equity investments	31,152	33,706
Goodwill	92,542	92,542
Other	24,578	21,177
	148,272	147,425
Total Assets	$ 1,155,971	$ 1,303,792
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 5,775	$ 232,963
Accounts payable	17,506	15,739
Deferred income	98,315	106,998
Income taxes payable	3,939	6,877
Other current liabilities	10,968	13,928
Total Current Liabilities	136,503	376,505
Long-Term Debt	309,606	75,168
Deferred Income Taxes	74,943	113,414
Long-Term Deferred Income	11,709	11,894
Other Long-Term Liabilities	885	346
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 25,319,221 and 28,359,173 issued and outstanding in 2002 and 2003, respectively	253	283
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 27,867,456 and 24,858,610 issued and outstanding in 2002 and 2003, respectively	279	249
Additional paid-in capital	693,463	694,719
Retained (deficit) earnings	(67,641)	34,602
Accumulated other comprehensive loss	(874)	(333)
	625,480	729,520
Less unearned compensation-restricted stock	3,155	3,055
Total Shareholders' Equity	622,325	726,465
Total Liabilities and Shareholders' Equity	$ 1,155,971	$ 1,303,792

Consolidated Statements of Cash Flows

	Year Ended November 30, 2002	2003
	(In Thousands)	
OPERATING ACTIVITIES		
Net (loss) income	$ (410,978)	$ 105,448
Adjustments to reconcile net (loss) income to net cash provided by operating activities:		
Cumulative effect of accounting change	517,249	-
Depreciation and amortization	41,154	44,171
Deferred income taxes	29,461	38,471
Homestead-Miami Speedway track reconfiguration	-	2,829
Amortization of unearned compensation	1,485	1,695
Amortization of financing costs	1,332	294
Undistributed income from equity investments	(1,907)	(2,553)
Other, net	(1,634)	(37)
Changes in operating assets and liabilities:		
Receivables, net	(5,415)	(7,439)
Inventories, prepaid expenses and other current assets	2,209	(990)
Accounts payable and other current liabilities	2,873	1,040
Income taxes payable	4,544	2,939
Deferred income	(1,759)	8,868
Net cash provided by operating activities	178,614	194,736
INVESTING ACTIVITIES		
Capital expenditures	(53,521)	(72,587)
Proceeds from affiliate	4,045	4,075
Proceeds from short-term investments	400	400
Purchases of short-term investments	(400)	(400)
Proceeds from asset disposals	3,836	178
Proceeds from STAR bonds	5,589	-
Proceeds from restricted investments	1,263	-
Other, net	(1,533)	(1,552)
Net cash used in investing activities	(40,321)	(69,886)
FINANCING ACTIVITIES		
Payment of long-term debt	(9,225)	(5,775)
Cash dividends paid	(3,191)	(3,193)
Reacquisition of previously issued common stock	(831)	(352)
Deferred financing fees	-	(820)
Payments under credit facilities	(90,000)	-
Proceeds from interest rate swap	3,213	-
Net cash used in financing activities	(100,034)	(10,140)
Net increase in cash and cash equivalents	38,259	114,710
Cash and cash equivalents at beginning of period	71,004	109,263
Cash and cash equivalents at end of period	$ 109,263	$ 223,973

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